News Media:                                  Financial:
Jeff Weir                                    Jennifer Stratiff
National Semiconductor                       National Semiconductor
(408) 721-5199                               (408) 721-5007
jeff.weir@nsc.com                            invest.group@nsc.com

National Semiconductor To Begin Paying Quarterly Cash Dividend

SANTA CLARA, Calif., October 1, 2004 - National Semiconductor Corporation (NYSE:NSM) announced today that the Board of Directors has declared a cash dividend of $0.02 per outstanding share of common stock. The dividend is payable on January 5, 2005 to all stockholders of record at the close of business on December 15, 2004. This follows the company's second fiscal quarter earnings announcement, which is scheduled for December 9, 2004.

"Our focus on high value analog products is paying off in the form of strong operating margins and positive cash flow," said Brian L. Halla, National's chairman, president and CEO. "Based on our business model and our ability to generate free cash flow beyond what we need for growth opportunities, we believe it is appropriate to return some of our cash to shareholders through a combination of cash dividends and stock repurchases." The company also has an approved stock repurchase program of up to $400 million of common stock, which was originally announced in March 2004.

National   Semiconductor   had  358,136,089   million  shares  of  common  stock
outstanding at the conclusion of its first quarter, fiscal 2005, which ended August 29, 2004.



SPECIAL NOTE
This release contains forward-looking statements dependent on a number of risks and uncertainties pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These factors include, but are not restricted to, new orders received and shipped during the quarter, the degree of factory utilization, the successful startup of production in National's Suzhou assembly and test facility, the sale of inventories at existing prices, and the ramp up of recently introduced products. Other risk factors are included in the Company's 10-K for the year ended May 30, 2004 (see Outlook and Risk Factors sections of Management's Discussion and Analysis of Financial Conditions and Results of Operations).

ABOUT NATIONAL SEMICONDUCTOR
National Semiconductor, the industry's premier analog company, creates high performance analog devices and subsystems. National's leading-edge products include power management circuits, display drivers, audio and operational amplifiers, and data conversion solutions. National's key markets include wireless handsets, displays, PCs, networks and a broad range of portable applications. With headquarters in Santa Clara, California, National reported sales of $1.98 billion for fiscal 2004, which ended May 30, 2004. Additional company and product information is available at www.national.com.

National  Semiconductor  is a  registered  trademark  of National  Semiconductor
Corporation. All other brand or product names are trademarks or registered trademarks of their respective holders.